Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS SECOND QUARTER EARNINGS PER COMMON SHARE OF $3.95

NEW YORK, July 18, 2017 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $7.89 billion and net earnings of $1.83 billion for the second quarter ended June 30, 2017. Diluted earnings per common share were $3.95 compared with $3.72 for the second quarter of 2016 and $5.15 for the first quarter of 2017. Annualized return on average common shareholders’ equity (ROE) (1) was 8.7% for the second quarter of 2017 and 10.1% (2) for the first half of 2017.

Highlights

•	Goldman Sachs reported first half net revenues of $15.91 billion, 12% higher than the first half of 2016, which contributed to a 340 basis point improvement in pre-tax margin to 31.7%.

•	The firm ranked first in worldwide announced and completed mergers and acquisitions for the year-to-date. The firm also ranked first in worldwide common stock offerings for the year-to-date. (3)

•	Debt underwriting produced its third highest quarterly performance with net revenues of $721 million.

•	Equities generated its highest quarterly results in two years with net revenues of $1.89 billion, an increase of 13% compared with the first quarter of 2017.

•	Investment Management generated record quarterly management and other fees of $1.28 billion, as assets under supervision (4) increased to a record $1.41 trillion (5).

•

The firm returned nearly $7 billion of capital to common shareholders during the past year. Book value per common share increased by 6.1% from a year ago, including 1.3% during the quarter, to $187.32.

•

The firm maintained strong capital ratios and liquidity. The firm’s Common Equity Tier 1 ratio (6) as calculated in accordance with the Standardized approach and the Basel III Advanced approach was 13.9% (7) and 12.5% (7), respectively, and the firm’s global core liquid assets (4) were $221 billion (7) as of June 30, 2017.

“A mixed operating environment persisted into the second quarter as conditions continued to support underwriting and M&A, while constraining certain market-making activity,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Against that backdrop, we produced revenue growth and improved profitability for the first half of 2017, reflecting both the diversity and strength of our global businesses.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.73 billion for the second quarter of 2017, 3% lower than the second quarter of 2016 and 2% higher than the first quarter of 2017. Net revenues in Financial Advisory were $749 million, 6% lower than the second quarter of 2016, reflecting a decrease in industry-wide completed mergers and acquisitions. Net revenues in Underwriting were $981 million, essentially unchanged compared with the second quarter of 2016. Net revenues in debt underwriting were essentially unchanged compared with a strong prior year period. Net revenues in equity underwriting were slightly lower, reflecting lower net revenues from convertibles. The firm’s investment banking transaction backlog increased compared with both the end of the first quarter of 2017 and the end of 2016. (4)

Institutional Client Services

Net revenues in Institutional Client Services were $3.05 billion for the second quarter of 2017, 17% lower than the second quarter of 2016 and 9% lower than the first quarter of 2017.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.16 billion for the second quarter of 2017, 40% lower than the second quarter of 2016, due to significantly lower net revenues in interest rate products, commodities, credit products and currencies, partially offset by higher net revenues in mortgages. During the quarter, Fixed Income, Currency and Commodities Client Execution operated in a challenging environment characterized by low levels of volatility, low client activity and generally difficult market-making conditions.

Net revenues in Equities were $1.89 billion for the second quarter of 2017, 8% higher than the second quarter of 2016, primarily due to higher net revenues in equities client execution, reflecting higher results in both cash products and derivatives. Net revenues from securities services and commissions and fees were both slightly higher compared with the second quarter of 2016. During the quarter, Equities operated in an environment characterized by generally higher global equity prices, while volatility levels remained low.

Investing & Lending

Net revenues in Investing & Lending were $1.58 billion for the second quarter of 2017, 42% higher than the second quarter of 2016 and 8% higher than the first quarter of 2017. Net revenues in equity securities were $1.18 billion, 88% higher than the second quarter of 2016, primarily reflecting a significant increase in net gains from private equities, which were positively impacted by corporate performance and company-specific events. Net revenues in debt securities and loans were $396 million, 18% lower than the second quarter of 2016, primarily reflecting lower net gains from investments in debt instruments, partially offset by higher net interest income.

Investment Management

Net revenues in Investment Management were $1.53 billion for the second quarter of 2017, 13% higher than the second quarter of 2016 and 2% higher than the first quarter of 2017. The increase in net revenues compared with the second quarter of 2016 was due to higher management and other fees, primarily reflecting higher average assets under supervision, as well as higher incentive fees and transaction revenues. During the quarter, total assets under supervision (4) increased $33 billion to $1.41 trillion. Long-term assets under supervision increased $42 billion, including net inflows of $25 billion (5), spread across all asset classes, and net market appreciation of $17 billion, primarily in fixed income and equity assets. Liquidity products decreased $9 billion (5).

Expenses

Operating expenses were $5.38 billion for the second quarter of 2017, 2% lower than both the second quarter of 2016 and the first quarter of 2017.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $3.23 billion for the second quarter of 2017, 3% lower than the second quarter of 2016. The ratio of compensation and benefits to net revenues for the first half of 2017 was 41.0%, compared with 42.0% for the first half of 2016. Total staff was unchanged compared with the end of the first quarter of 2017.

Non-Compensation Expenses

Non-compensation expenses were $2.15 billion for the second quarter of 2017, essentially unchanged compared with the second quarter of 2016 and 2% lower than the first quarter of 2017. Non-compensation expenses for the second quarter of 2017 included higher brokerage, clearing, exchange and distribution fees, higher market development expenses and higher depreciation and amortization expenses compared with the second quarter of 2016. These increases were offset by lower other expenses, reflecting lower net provisions for litigation and regulatory proceedings.

Net provisions for litigation and regulatory proceedings for the second quarter of 2017 were $22 million compared with $126 million for the second quarter of 2016.

Provision for Taxes

The effective income tax rate for the first half of 2017 increased to 19.1% from 11.2% for the first quarter of 2017, primarily due to a decrease in the impact of tax benefits from the settlement of employee share-based awards in the first quarter of 2017 (2).

Capital

•

As of June 30, 2017, total shareholders’ equity was $86.68 billion (common shareholders’ equity of $75.47 billion and preferred stock of $11.20 billion) and unsecured long-term borrowings were $203.65 billion.

•	The firm’s Standardized Common Equity Tier 1 ratio (6) reflecting the applicable transitional provisions was 13.9% (7) as of June 30, 2017, compared with 14.2% as of March 31, 2017.

•	The firm’s Basel III Advanced Common Equity Tier 1 ratio (6) reflecting the applicable transitional provisions was 12.5% (7) as of June 30, 2017, compared with 12.9% as of March 31, 2017.

•	The firm’s supplementary leverage ratio (4) on a fully phased-in basis was 6.3% (7) as of June 30, 2017, compared with 6.4% as of March 31, 2017.

•

On July 17, 2017, the Board of Directors of The Goldman Sachs Group, Inc. (Board) declared a dividend of $0.75 per common share to be paid on September 28, 2017 to common shareholders of record on August 31, 2017.

•	During the quarter, the firm repurchased 6.6 million shares of its common stock at an average cost per share of $221.92, for a total cost of $1.47 billion. (8)

•	Book value per common share was $187.32 and tangible book value per common share (9) was $177.20, both based on basic shares (10) of 402.9 million as of June 30, 2017.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $907 billion (7) as of June 30, 2017, compared with $894 billion as of March 31, 2017.

•

The firm’s global core liquid assets (4) were $221 billion (7) as of June 30, 2017 and averaged $214 billion (7) for the second quarter of 2017, compared with an average of $218 billion for the first quarter of 2017.

•	Level 3 assets were $21 billion (7) as of June 30, 2017, compared with $23 billion as of March 31, 2017, and represented 2.3% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

Information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets, level 3 assets and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	June 30, 2017	March 31, 2017	June 30, 2016	March 31, 2017	June 30, 2016
Investment Banking
Financial Advisory	$749	$756	$794	(1)%	(6)%

Equity underwriting	260	311	269	(16)	(3)
Debt underwriting	721	636	724	13	—

Total Underwriting	981	947	993	4	(1)

Total Investment Banking	1,730	1,703	1,787	2	(3)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,159	1,685	1,927	(31)	(40)

Equities client execution	687	552	587	24	17
Commissions and fees	764	738	745	4	3
Securities services	441	384	422	15	5

Total Equities	1,892	1,674	1,754	13	8

Total Institutional Client Services	3,051	3,359	3,681	(9)	(17)

Investing & Lending
Equity securities	1,180	798	626	48	88
Debt securities and loans	396	666	485	(41)	(18)

Total Investing & Lending	1,576	1,464	1,111	8	42

Investment Management
Management and other fees	1,284	1,219	1,181	5	9
Incentive fees	81	121	37	(33)	119
Transaction revenues	165	160	135	3	22

Total Investment Management	1,530	1,500	1,353	2	13

Total net revenues	$7,887	$8,026	$7,932	(2)	(1)

	Six Months Ended		% Change From
	June 30, 2017	June 30, 2016	June 30, 2016
Investment Banking
Financial Advisory	$1,505	$1,565	(4)%

Equity underwriting	571	452	26
Debt underwriting	1,357	1,233	10

Total Underwriting	1,928	1,685	14

Total Investment Banking	3,433	3,250	6

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	2,844	3,590	(21)

Equities client execution	1,239	1,057	17
Commissions and fees	1,502	1,623	(7)
Securities services	825	854	(3)

Total Equities	3,566	3,534	1

Total Institutional Client Services	6,410	7,124	(10)

Investing & Lending
Equity securities	1,978	626	N.M.
Debt securities and loans	1,062	572	86

Total Investing & Lending	3,040	1,198	154

Investment Management
Management and other fees	2,503	2,346	7
Incentive fees	202	83	143
Transaction revenues	325	269	21

Total Investment Management	3,030	2,698	12

Total net revenues	$15,913	$14,270	12

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	June 30, 2017	March 31, 2017	June 30, 2016	March 31, 2017	June 30, 2016
Revenues
Investment banking	$1,730	$1,703	$1,787	2%	(3)%
Investment management	1,433	1,397	1,260	3	14
Commissions and fees	794	771	777	3	2
Market making	1,915	2,418	2,490	(21)	(23)
Other principal transactions	1,227	1,221	864	—	42

Total non-interest revenues	7,099	7,510	7,178	(5)	(1)

Interest income	3,220	2,746	2,530	17	27
Interest expense	2,432	2,230	1,776	9	37

Net interest income	788	516	754	53	5

Net revenues, including net interest income	7,887	8,026	7,932	(2)	(1)

Operating expenses
Compensation and benefits	3,233	3,291	3,331	(2)	(3)

Brokerage, clearing, exchange and distribution fees	663	615	625	8	6
Market development	141	134	112	5	26
Communications and technology	224	223	205	—	9
Depreciation and amortization	265	257	245	3	8
Occupancy	190	176	181	8	5
Professional fees	229	205	231	12	(1)
Other expenses	433	586	539	(26)	(20)

Total non-compensation expenses	2,145	2,196	2,138	(2)	—

Total operating expenses	5,378	5,487	5,469	(2)	(2)

Pre-tax earnings	2,509	2,539	2,463	(1)	2
Provision for taxes	678	284	641	139	6

Net earnings	1,831	2,255	1,822	(19)	—

Preferred stock dividends	200	93	188	115	6

Net earnings applicable to common shareholders	$1,631	$2,162	$1,634	(25)	—

Earnings per common share
Basic (11)	$4.00	$5.23	$3.77	(24)%	6%
Diluted	3.95	5.15	3.72	(23)	6

Average common shares
Basic	406.1	412.5	431.9	(2)	(6)
Diluted	413.3	420.1	439.2	(2)	(6)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	34,100	34,100	34,800	—	(2)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Six Months Ended			% Change From
	June 30, 2017	June 30, 2016		June 30, 2016
Revenues
Investment banking	$3,433	$3,250		6%
Investment management	2,830	2,522		12
Commissions and fees	1,565	1,694		(8)
Market making	4,333	4,352		—
Other principal transactions	2,448	815		N.M.

Total non-interest revenues	14,609	12,633		16

Interest income	5,966	4,878		22
Interest expense	4,662	3,241		44

Net interest income	1,304	1,637		(20)

Net revenues, including net interest income	15,913	14,270		12

Operating expenses
Compensation and benefits	6,524	5,993		9

Brokerage, clearing, exchange and distribution fees	1,278	1,316		(3)
Market development	275	234		18
Communications and technology	447	402		11
Depreciation and amortization	522	484		8
Occupancy	366	364		1
Professional fees	434	451		(4)
Other expenses	1,019	987		3

Total non-compensation expenses	4,341	4,238		2

Total operating expenses	10,865	10,231		6

Pre-tax earnings	5,048	4,039		25
Provision for taxes	962	1,082		(11)

Net earnings	4,086	2,957		38

Preferred stock dividends	293	123	(12)	138

Net earnings applicable to common shareholders	$3,793	$2,834		34

Earnings per common share
Basic (11)	$9.24	$6.47		43%
Diluted	9.10	6.39		42

Average common shares
Basic	409.3	436.2		(6)
Diluted	416.7	443.2		(6)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (4) $ in millions

	Three Months Ended
	June 30, 2017		March 31, 2017		June 30, 2016
Risk Categories
Interest rates	$40		$44		$45
Equity prices	23		26		27
Currency rates	10		19		17
Commodity prices	17		18		20
Diversification effect	(39)		(43)		(47)

Total	$51		$64		$62

Assets Under Supervision (4) $ in billions

	As of					% Change From
	June 30, 2017		March 31, 2017		June 30, 2016	March 31, 2017	June 30, 2016
Asset Class
Alternative investments	$165		$156		$150	6%	10%
Equity	293		279		254	5	15
Fixed income	634		615		581	3	9

Total long-term AUS	1,092		1,050		985	4	11

Liquidity products	314		323		325	(3)	(3)

Total AUS	$1,406		$1,373		$1,310	2	7

	Three Months Ended
	June 30, 2017		March 31, 2017		June 30, 2016

Beginning balance	$1,373		$1,379		$1,287

Net inflows / (outflows)
Alternative investments	13		2		2
Equity	5		(3)	(13)	(4)
Fixed income	7		6		3

Total long-term AUS net inflows / (outflows)	25		5		1

Liquidity products	(9)		(35)		3

Total AUS net inflows / (outflows)	16	(5)	(30)		4

Net market appreciation / (depreciation)	17		24		19

Ending balance	$1,406		$1,373		$1,310

Footnotes

(1)

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity (unaudited, $ in millions):

Average for the

	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017

Total shareholders’ equity	$86,600	$86,676
Preferred stock	(11,203)	(11,203)

Common shareholders’ equity	$75,397	$75,473

(2)

In the first quarter of 2017, as required, the firm adopted ASU No. 2016-09, “Compensation — Stock Compensation (Topic 718) — Improvements to Employee Share-Based Payment Accounting,” which recognizes the tax effect related to the settlement of share-based awards in income tax benefit or expense in the statements of earnings rather than in additional paid-in-capital. The impact of the restricted stock unit deliveries and option exercises in the first half of 2017 was a reduction to provision for taxes of $485 million, which increased diluted earnings per common share by $1.16 and annualized ROE by 1.3 percentage points.

(3)	Dealogic — January 1, 2017 through June 30, 2017.

(4)

For information about the firm’s investment banking transaction backlog, assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations — Investment Banking,” “Results of Operations — Investment Management,” “Equity Capital Management and Regulatory Capital,” “Risk Management — Liquidity Risk Management” and “Risk Management — Market Risk Management,” respectively, in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2017.

(5)

Includes $23 billion of inflows ($20 billion in long-term assets under supervision and $3 billion in liquidity products) in connection with the acquisition of a portion of Verus Investors’ outsourced chief investment officer business.

(6)

The lower of the ratios calculated in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital ratio for the firm. As of June 30, 2017, Common Equity Tier 1 was $72.2 billion and the firm’s risk-weighted assets calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were approximately $521 billion and $576 billion, respectively, each reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2017.

(7)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2017.

(8)

As of June 30, 2017, the remaining share authorization under the firm’s existing repurchase program was 63.8 million shares, which represented the shares that may be repurchased under the repurchase program approved by the Board. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(9)

Tangible book value per common share is calculated by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by basic shares. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity (unaudited, $ in millions):

As of

June 30, 2017

Total shareholders’ equity	$86,675
Preferred stock	(11,203)

Common shareholders’ equity	75,472
Goodwill and identifiable intangible assets	(4,080)

Tangible common shareholders’ equity	$71,392

(10)	Basic shares include common shares outstanding and restricted stock units granted to employees with no future service requirements.

(11)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.02, $0.01 and $0.01 for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively, and $0.03 for both the six months ended June 30, 2017 and June 30, 2016.

(12)

Includes a reduction of $161 million, which was the difference between the fair value of the APEX exchanged and the net carrying value of the Series E and Series F Preferred Stock cancelled during the first quarter of 2016.

(13)	Includes $5 billion of outflows in connection with the divestiture of the firm’s local Australian-focused investment capabilities and fund platform.